Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

MEDIA CONTACT:	INVESTOR CONTACT:
Candace Steele Flippin	J.C. Weigelt
csflippin@sjm.com	jweigelt@sjm.com
Tel 651 756 3029	Tel 651 756 4347

St. Jude Medical Shareholders Approve Merger with Abbott

ST. PAUL, Minn. — October 26, 2016 — St. Jude Medical, Inc. (NYSE: STJ), a global medical device company, today announced that, based on the preliminary voting results from St. Jude Medical’s Annual Meeting of Shareholders held earlier today, St. Jude Medical shareholders approved the merger agreement under which Abbott (NYSE: ABT) will acquire St. Jude Medical.

Based on preliminary vote results, approximately 99 percent of voting St. Jude Medical shareholders cast their vote in favor of the merger, representing approximately 74 percent of St. Jude Medical’s outstanding stock as of the record date. The final vote results, including the other proposals’ results, will be available on a Form 8-K that St. Jude Medical plans to file with the Securities and Exchange Commission later this week.

Michael T. Rousseau, St. Jude Medical President and Chief Executive Officer, commented, “Today our shareholders voted overwhelmingly in favor of the merger with Abbott. This acquisition brings together two industry leaders with a shared passion for patients, innovation, and culture. The combined organization will create one of the world’s premier medical device companies and will provide customers a broad portfolio of products across cardiovascular diseases, chronic pain and movement disorders.”

The companies continue to expect the transaction to close by the end of the year, subject to regulatory approvals and satisfaction of customary closing conditions.

About St. Jude Medical

St. Jude Medical is a leading global medical device manufacturer and is dedicated to transforming the treatment of some of the world’s most expensive epidemic diseases. The company does this by developing cost-effective medical technologies that save and improve lives of patients around the world. Headquartered in St. Paul, Minn., St. Jude Medical has five major areas of focus that include atrial fibrillation, heart failure, neuromodulation, cardiovascular and traditional cardiac rhythm management. For more information, please visit sjm.com or follow us on Twitter @StJudeMedicalIR.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the company, including potential clinical successes, reimbursement strategies, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the company’s control and the risk factors and other cautionary statements described in the company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016 and Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2016. The company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.